CONTACT:  Tim Gallagher                                    FOR IMMEDIATE RELEASE
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                           CARNIVAL CORPORATION PRICES
                            CONVERTIBLE NOTE OFFERING

         MIAMI (04/20/01) - Carnival Corporation (NYSE:CCL) today announced that it has priced an offering of $400 million in aggregate principal amount of its 2 percent convertible notes due 2021. In connection with the offering, Carnival has granted to the placement agent an over-allotment option to purchase up to an additional $100 million in aggregate principal amount of notes.

         The notes will be issued in an offering exempt from registration under the Securities Act of 1933. Net proceeds from the offering will be used for general corporate purposes. The notes will be convertible into Carnival common stock under specified circumstances at a conversion price of $39.14 per share, representing a 40 percent premium over the closing price of Carnival common stock on the New York Stock Exchange on April 19, 2001. The offering is expected to close on April 25, 2001.

         The securities offered will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

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NOTE: Statements in this press release relating to matters that are not historical facts are forward-looking statements. All forward-looking statements, including those which may impact the forecasting of Carnival Corporation's net revenue yields, involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements of Carnival Corporation to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions; increases in cruise industry capacity and competition; the ability of the company to implement its shipbuilding program and to continue to expand its business outside the North American market; incidents involving cruise ships; impact of pending or threatened litigation; changes in tax and other laws and regulations affecting Carnival and other factors which are described in further detail in Carnival's filings with the Securities and Exchange Commission.

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